                                                                     EXHIBIT 8.1


                                   TAX OPINION

                       [WYATT, TARRANT & COMBS LETTERHEAD]





                                 November 19, 1998



Board of Directors
Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38018

Gentlemen:

               We have acted as counsel to Union Planters Corporation, a Tennessee corporation ("Union Planters"), in connection with (i) the proposed merger (the "Merger") of Southeast Bancorp, Inc. a Kentucky corporation ("Southeast"), with and into Union Planters Holding Corporation, a Tennessee corporation and a wholly-owned subsidiary of Union Planters ("UP Holdings"), pursuant to the terms of the Agreement and Plan of Merger by and between Union Planters, UP Holdings and Southeast dated August 7, 1998 (the "Merger Agreement") and related Plan of Merger between Union Planters, UP Holdings and Southeast (collectively, the "Plan of Reorganization"), and (ii) the filing of the registration statement by Union Planters on Form S-4 (together with all amendments and exhibits thereto through the date hereof, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering the shares of Union Planters common stock ("Union Planters Common Stock") to be issued pursuant to the Plan of Reorganization. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.

               In rendering this opinion we have examined such documents as we have deemed relevant or necessary, including without limitation, the Plan of Reorganization and the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the due execution and delivery of all documents, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or copies, and the authenticity of the originals of such copies.

               As to factual matters, in rendering this opinion, we have relied solely on and have assumed the present and continuing truth and accuracy of (i) the description of the facts relating to the Merger contained in the Plan of Reorganization and Registration Statement, (ii) the factual representations and warranties contained in the Plan of Reorganization and Registration Statement and related documents and agreements, and (iii) the factual matters addressed by representations from certain executive officers of Union Planters, UP Holdings and Southeast contained in letters to us dated November 18, 1998 and November 19, 1998 (the "Representation Letters"). The Representation Letters address various factual matters relevant to the qualification of the Merger as a tax-deferred reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. The initial and continuing truth and accuracy of all such factual matters constitutes an integral basis for, and a material condition to, this opinion.

               The scope of this opinion is limited strictly to the matters set forth below and no other opinion may be implied or inferred beyond such matters. Without limiting the foregoing sentence, we express no opinion as to (i) any of the local, state, foreign or other federal tax consequences resulting from the Merger, (ii) the federal income tax consequences to shareholders of Southeast subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who do not own such stock as a capital asset, (iii) the federal income tax consequences affecting shares of Southeast common stock ("Southeast Common Stock") acquired upon exercise of stock options, stock purchase plan rights or otherwise as compensation; (iv) the tax consequences to holders of warrants, options or other rights to acquire shares of Southeast Common Stock; (v) the tax consequences of the parties to the Merger Agreement of the inclusion in income of the amount of the bad-debt reserve maintained by Southeast and/or its subsidiaries and any other amounts resulting from any required change in accounting methods; and (vi) the tax consequences of the parties to the Merger Agreement of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code.

               Subject to the qualifications, assumptions and conditions provided herein, we are of the opinion that:

               1. The acquisition by UP Holdings of substantially all of the assets of Southeast in exchange for shares of Union Planters Common Stock and the assumption of liabilities of Southeast pursuant to the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

               2. Southeast, Union Planters and UP Holdings will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

               3. No gain or loss will be recognized by Southeast as a result of the Merger.

               4. No gain or loss will be recognized by UP Holdings or Union Planters as a result of the Merger.

               5. No gain or loss will be recognized by the shareholders of Southeast as a result of the exchange of Southeast Common Stock for Union Planters Common Stock pursuant to the Merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share. Assuming that the Southeast Common Stock is a capital asset in the hands of the respective Southeast shareholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the Southeast Common Stock allocable to the fractional share.

               6. The tax basis of Union Planters Common Stock to be received by the shareholders of Southeast will be the same as the tax basis of the Southeast Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

               7. The holding period of the Union Planters Common Stock to be received by shareholders of Southeast will include the holding period of the Southeast Common Stock surrendered in exchange therefor, provided the Southeast shares were held as a capital asset by the shareholders of Southeast on the date of the exchange.

               8. A shareholder of Southeast who perfects his dissenter's rights and who receives payment of the fair market value of his shares of Southeast Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Internal Revenue Code.

               This opinion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements of the Internal Revenue Service ("IRS"), all existing and in effect on the date of this opinion and all of which are subject to change at any time, possibly retroactively. Any such change could materially alter the conclusions reached in this opinion. We undertake no obligation to you or any other person to give notice of any such change. As noted above, this opinion is limited strictly to the matters expressly stated herein and no other opinion may be implied or inferred beyond such matters. You should realize that this opinion is not binding on the IRS or the courts.

               This opinion is provided to you solely for purposes of complying with the requirements of Item 21(a) of Form S-4 under the Act and Section 9.1(f) of the Merger Agreement. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the disclosure and summarization of the opinion in the Registration Statement, including in the proxy statement/prospectus included therein, and to the reference to this Firm in the Registration Statement under the caption "Legal Matters." In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ Wyatt, Tarrant & Combs

                                        WYATT, TARRANT & COMBS


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